UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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The Pep Boys-Manny, Moe & Jack
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THE PEP BOYS - MANNY, MOE & JACK

3111 West Allegheny Avenue

Philadelphia, Pennsylvania 19132

LETTER TO OUR SHAREHOLDERS

In 1921, Manny Rosenfeld, Moe Strauss and two of their navy buddies returned from World War One to start a business in their South Philly neighborhood — Pep Auto Supply. That marked the beginning of the automotive aftermarket, and today that business is The Pep Boys — Manny, Moe & Jack. Back then, most of our business was conducted over-the-counter, as customers did the work themselves. Today, over half of our business is conducted in service bays, as Pep Boys does the work for customers. In fact, Pep Boys has 7,195 service bays in the U.S. and Puerto Rico, an increase of 1,332 or 23% over the past three years.

Both then and now, Pep Boys has been about helping customers to maintain, repair and improve the appearance and performance of their vehicles — whether customers choose to have us do it for them or to do it themselves. Our vision remains to be the automotive solutions provider of choice for the value-oriented customer. Our cornerstone is earning the TRUST of our customers every day. For each of our 19,000 associates, that means making a commitment to our customers to: be friendly; do it right; keep our promises; and show compassion.

Our associates are an integral part of the customer experience, which is why we established our objective of being the preferred employer in the automotive aftermarket. We continually review and improve our hiring, training, development and two-way communication practices, as well as our performance-based compensation and benefit plans, to support this objective.  Just as important is our focus on the development of the leaders in our stores.

When it comes to helping customers improve the appearance or performance of their vehicles, we are the automotive superstore with the best selection of products and services.   When it comes to helping customers to maintain and repair their vehicles, the core of our strategy is our service business. We are a national, full-service chain, offering tires, maintenance and repair. We leverage our retail and commercial businesses to buy parts directly from the manufacturers, and we pass those savings on to our customers in the form of lower prices. We have ASE-certified technicians on staff at all times. We invest in the latest equipment. We have a well-developed training program for all positions in the store. We know that our customers rely on us every day to keep their cars and trucks running properly and we focus on earning their TRUST each and every time.

Key to our growth strategy is our Service & Tire Centers. They are smaller in size and closer to where our target customers live and work. They leverage the inventory, delivery operations and marketing of the Supercenters, while improving our market density. We opened 119 new Service & Tire Centers in 2011, and currently operate 171.  To support our service business, we launched TreadSmart, our online tire “information to installation” solution. Recently, to support our retail business, we launched the ability to buy online and pick up in store; that will be followed later this year by shipping direct to customers. Our automotive superstore is coming to you. Technology continues to change how customers make decisions and interact with us, and we intend to make it easy for customers to choose us to serve them.

Financially, we took a step back recently.  We had improved our profitability for 11 consecutive quarters, until the fourth quarter of 2011.  While our first half results were softer than expected, we remain profitable and fully intend to be back on the winning track by year end.  We are in a solid financial position with expectations to reduce and refinance our debt later this year, and then be positioned to balance continued investment in store growth and technology along with returning capital to you, our shareholders.

Our team is passionate about serving customers and energized about our prospects for continued growth.  We thank you for investing alongside of us.

Michael R. Odell

President & Chief Executive Officer

July 27, 2012

THE PEP BOYS - MANNY, MOE & JACK

3111 West Allegheny Avenue

Philadelphia, Pennsylvania 19132

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders:

It is our pleasure to invite you to Pep Boys 2012 Annual Meeting of Shareholders.  This year’s meeting will be held on Wednesday, September 12, 2012, at Pep Boys’ Store Support Center located at 3111 West Allegheny Avenue, Philadelphia, Pennsylvania.  The meeting will begin promptly at 9:00 a.m.

At the meeting, shareholders will act on the following matters:

(Item 1)                The election of the full Board of Directors for a one-year term.

(Item 2)                An advisory resolution on executive compensation.

(Item 3)                The ratification of the appointment of our independent registered public accounting firm.

(Item 4)                A shareholder proposal regarding requiring our executive officers to retain Pep Boys Stock following the termination of their employment, if presented by its proponent.

The shareholders will also consider any other business that may properly come before the meeting.  The attached proxy statement provides further information about the matters to be acted on at the meeting.  All shareholders of record at the close of business on Friday, July 13, 2012 are entitled to vote at the meeting and any postponements or adjournments.  Your vote is important to us.  Please vote as soon as possible in one of the following ways:

•           By Internet by visiting the website shown on your Notice of Internet Availability of Proxy Materials or proxy card.

•           By telephone by calling the toll-free telephone number shown on your Notice of Internet Availability of Proxy Materials or proxy card.

•           By mail, if you requested printed proxy materials, by returning the proxy card in the postage-paid envelope provided.

•           By following the instructions on your proxy materials if your shares are held in the name of your bank, broker or other holder of record.

Whether or not you plan to attend the meeting, please make sure that your shares are represented by voting in advance of the meeting using one of these methods.

Brian D. Zuckerman

Secretary

July 27, 2012

THE PEP BOYS - MANNY, MOE & JACK

3111 West Allegheny Avenue

Philadelphia, Pennsylvania 19132

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors for use at this year’s Annual Meeting.  The meeting will be held on Wednesday, September 12, 2012, at the Pep Boys’ Store Support Center located at 3111 West Allegheny Avenue, Philadelphia, Pennsylvania and will begin promptly at 9:00 a.m.

The Company’s Proxy Statement and 2011 Annual Report are available at www.proxyvote.com.

We are pleased to be using a procedure approved by the Securities and Exchange Commission (SEC) that allows companies to furnish their proxy materials to shareholders over the Internet instead of mailing full sets of the printed materials.  We believe that this procedure will reduce costs, provide greater flexibility to our shareholders and reduce the environmental impact of our Annual Meeting.  On or about July 27, 2012, we started mailing to our shareholders a Notice of Internet Availability of Proxy Materials.   The Notice of Internet Availability contains instructions on how to access and read our Proxy Statement and our 2011 Annual Report on the Internet and to vote online.   If you received a Notice of Internet Availability by mail, you will not receive paper copies of the Proxy Materials in the mail unless you request them.  Instead, the Notice of Internet Availability instructs you on how to access and read the Proxy Statement and Annual Report and how you may submit your proxy over the Internet.  If you would like to receive a printed copy of the materials, please follow the instructions on the Notice of Internet Availability for requesting the materials, and we will promptly mail the materials to you.

We are mailing to shareholders, or making available to shareholders via the Internet, this Proxy Statement, form of proxy card, and our 2011 Annual Report on or about July 27, 2012.

What is the purpose of the meeting?

At the meeting, shareholders will vote on:

•    The election of directors.

•            An advisory resolution on executive compensation.

•            The ratification of the appointment of our independent registered public accounting firm.

•            A shareholder proposal regarding requiring our executive officers to retain Pep Boys Stock following the termination of their employment, if presented by its proponent.

In addition, we will answer questions posed by shareholders.

Who may vote at the meeting?

Common stock is the only class of stock that Pep Boys has outstanding and is referred to in this Proxy Statement as “Pep Boys Stock.”  You may vote those shares of Pep Boys Stock that you owned as of the close of business on the record date, July 13, 2012.  As of the record date, 52,656,566 shares were outstanding.

What are the voting rights of Pep Boys’ shareholders?

Each shareholder is entitled to one vote per share on all matters including in uncontested elections of directors.

In contested elections of directors, elections where the number of nominees exceeds the number of directors to be elected, each shareholder is entitled to vote cumulatively.  Cumulative voting entitles each shareholder to the number of votes equal to the number of shares owned by the shareholder multiplied by the number of directors to be elected.  Accordingly and without satisfying any condition precedent, a shareholder may cast all of his votes for one nominee for director or allocate his votes among all the nominees.

How do I vote?

You may vote using any of the following methods:

•        Internet.  You may vote your shares by the Internet.  You will need the control number printed on your Notice of Internet Availability, on your proxy card or in the instructions that accompany your proxy materials, as applicable.  The web site for Internet voting is also listed on your Notice of Internet Availability, on your proxy card or in the instructions that accompany your proxy materials.  Internet voting is available 24 hours a day and will be accessible until 11:59 P.M. Eastern Time on September 11, 2012.  You will be able to confirm that the system has properly recorded your vote.  If you vote via the Internet, you do NOT need to return a proxy card or voting instruction form.

•        Telephone.  If located in the United States or Canada, you can vote your shares by telephone by calling the toll-free telephone number printed on your Notice of Internet Availability, on your proxy card or in the instructions that accompany your proxy materials, as applicable, and following the recorded instructions.  You will need the control number printed on your Notice of Internet Availability, on your proxy card or in the instructions that accompany your proxy materials, as applicable.  Telephone voting is available 24 hours a day and will be accessible until 11:59 P.M. Eastern Time on September 11, 2012.   You will be able to confirm that the system has properly recorded your vote.  If you vote by telephone, you do NOT need to return a proxy card or voting instruction form.

•        Mail.  If you received printed copies of the proxy materials by mail, you can vote by mail.  Simply complete and sign the proxy card and return it in the postage-paid envelope included in the materials.  If you hold your shares through a bank or brokerage account, please complete and mail the voting instruction form in the envelope provided.

•        Ballot at the Annual Meeting.  You may vote your shares at the meeting if you or your authorized proxy attends the meeting.  Even if you plan to attend the meeting, we encourage you to vote your shares by proxy using one of the foregoing methods.

Your shares will be voted as you direct.  If you sign and return a proxy card prior to the meeting that does not contain instructions, your shares will be voted as recommended by the Board of Directors.

Can I change my vote after I return my proxy card?

Yes.  You may revoke your proxy at any time prior to its exercise at the meeting by (i) providing a later dated vote by Internet or telephone, (ii) delivering either a written revocation notice or another signed proxy card with a later date to our corporate Secretary or (iii) attending the meeting, requesting that your previously delivered proxy be revoked and then voting in person.

How many votes must be present to hold the meeting?

In order to hold the meeting, a majority of the shares of Pep Boys Stock outstanding on the July 13, 2012 record date must be present at the meeting.  The presence of such a majority is called a quorum.  Since 52,856,566 shares were outstanding on the record date, at least 26,428,284 shares must be present to establish a quorum.

Your shares are counted as present at the meeting if you attend and vote in person or if you properly return a proxy card.  Abstentions will be counted as present for the purpose of determining whether there is a quorum for all matters to be acted upon at the meeting.

If a shareholder is the beneficial owner of shares held in “street name” by a bank or brokerage firm, such bank or brokerage firm, as the record holder of the shares, is required to vote those shares in accordance with such shareholder’s instructions.  If the shareholder does not give instructions to such bank or brokerage firm, it will nevertheless be entitled to vote the shares with respect to certain “discretionary” items, but will not be permitted to

vote such shareholder’s shares with respect to “non-discretionary” items.   In the case of non-discretionary items, the shares will be treated as “broker non-votes.”  Shares treated as broker non-votes will be included for purposes of calculating the presence of a quorum.  Otherwise, shares represented by broker non-votes will be treated as shares not entitled to vote on a proposal.

How many votes are needed to elect directors?

In uncontested elections, a director nominee will only be elected if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee.  This is commonly referred to as a “majority vote.”  An “abstain” vote will have no effect on the outcome of the election, but will be counted for purposes of determining whether a quorum is present.  Under Pennsylvania law, if an incumbent director does not receive a majority vote, then the incumbent director will continue to serve on the Board of Directors until his or her successor is elected and qualified.  However, an incumbent director who does not receive the required majority vote for re-election is required to tender a resignation to the Board of Directors.  The Board of Directors will then accept or reject the resignation, or take other appropriate action, based upon the best interests of Pep Boys and our shareholders and will publicly disclose its decision and rationale within 90 days.

In contested elections, the nominees who receive the most votes cast “for” at the annual meeting will be elected.

How many votes are needed to approve the other matters to be acted on at the meeting?

Each of the other matters must be approved by a majority of the votes cast on such matter.   Abstentions are not considered votes “cast” for matters, and therefore will have no effect on the vote for matters and will not be considered in determining whether such proposals have received the requisite shareholder vote.

What are the Board of Directors’ recommendations?

Unless you give other directions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

The Board recommends a vote:

•            FOR election of the nominated slate of directors.

•            FOR the advisory resolution on executive compensation.

•            FOR the ratification of the appointment of our independent registered public accounting firm.

•            AGAINST the shareholder proposal regarding requiring our executive officers to retain Pep Boys Stock following the termination of their employment, if presented by its proponent.

We have not received proper notice of, and are not aware of, any other matters to be brought before the meeting.  If any other matters properly come before the meeting, the proxies received will be voted in accordance with the discretion of the proxy holders named on the proxy card.

A note about certain information contained in this Proxy Statement

Filings made by companies with the SEC sometimes “incorporate information by reference.”  This means that the company is referring you to information that has previously been filed with the SEC and that such information should be considered part of the filing you are then reading.  The Audit Committee Report and the Compensation Committee Report contained in this Proxy Statement are not incorporated by reference into any other filings with the SEC.

SHARE OWNERSHIP

Who are Pep Boys’ largest shareholders?

Based on a review of filings with the SEC, the following table provides information about those shareholders that beneficially own more than 5% of the outstanding shares of Pep Boys Stock.

Name	Number of Shares Owned	Percent of Outstanding Shares

GAMCO Investors, Inc. One Corporate Center Rye, NY 10580(a)	4,108,533	7.8%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746(b)	4,072,323	7.7%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022(c)	3,856,470	7.3%

(a)                   Based upon information disclosed in a Schedule 13D/A filed on June 12, 2012.

(b)                   Based upon information disclosed in a Schedule 13G/A filed on February 13, 2012.  Dimensional Fund Advisers LP disclaims beneficial ownership of such shares.

(c)                    Based upon information disclosed in a Schedule 13G/A filed on June 4, 2012.

How many shares do Pep Boys’ directors and executive officers own?

The following table shows how many shares our directors and executive officers named in the Summary Compensation Table beneficially owned on July 13, 2012.  The business address for each of such individuals is 3111 West Allegheny Avenue, Philadelphia, PA 19132.

Name	Number of Shares Owned(a)	Percent of Outstanding Shares

James A. Mitarotonda(b)	1,391,826	2.6%

Michael R. Odell	693,611	1.3%

Raymond L. Arthur(c)	284,517	+

Scott A. Webb	164,417	+

Joseph A. Cirelli	105,023	+

Nick White	103,525	+

Robert H. Hotz	85,071	+

William E. Shull III	83,536	+

Jane Scaccetti	71,271	+

James A. Williams	70,615	+

John T. Sweetwood	65,404	+

M. Shân Atkins	57,371	+

Irvin D. Reid	41,275	+

Directors and executive officers as a group (16 people)	3,387,159	6.2%

+                 Represents less than 1%.

(a)         Includes shares for which the named person has sole voting and investment power and non-voting interests including restricted stock units and deferred compensation accounted for as Pep Boys Stock.  Also includes shares that can be acquired through stock option exercises through September 11, 2012:  Mitarotonda – 31,389; Odell – 505,417; Arthur – 158,624; Webb – 78,808; Cirelli – 38,001; White – 31,344; Shull – 56,282; Hotz – 38,367; Williams – 31,389; Scaccetti – 30,867; Sweetwood – 30,867; Atkins – 30,867; Reid – 27,219; and as a group – 1,188,393.

(b)         Mr. Mitarotonda is the sole stockholder and director of LNA Capital Corp., which is the general partner of Barington Capital Group, L.P., which is the majority member of Barington Companies Investors, LLC (“Barington Investors”).  Barington Investors is the general partner of Barington Companies Equity Partners, L.P. (“Barington”).  Barington beneficially owns 1,342,211 shares of Pep Boys Stock.   Mr. Mitarotonda disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(c)          Mr. Arthur’s ownership is reported as of June 29, 2012, the last day of his employment with Pep Boys.

(ITEM 1)     ELECTION OF DIRECTORS

What is the makeup of the Board of Directors?

Our Board of Directors currently consists of nine members, eight non-management directors and our President & Chief Executive Officer.  Seven of our current directors have been nominated for re-election.  Two of our directors have decided to retire, rather than seek re-election.  In accordance with our bylaws, our Board of Directors will be reduced to seven members until such time as additional directors, if any, are identified for appointment to our Board.

Nominees for Election

The Board of Directors proposes that the following nominees be elected.  If elected, each nominee will serve a one-year term expiring at the 2013 Annual Meeting and until such director’s successor has been duly elected and qualified.  Each of the nominees has consented to serve, if elected.  Unless contrary instructions are given, the proxy holders named on the enclosed proxy card will vote for the election of these nominees.  If any nominee becomes unavailable to serve as a director, the proxy holders will vote for the election of any substitute nominee designated by the Board.

The nominees standing for election are:

Jane Scaccetti                                      Director since 2002

Ms. Scaccetti, 58, a CPA, is the Chief Executive Officer of Drucker & Scaccetti PC, a public accounting and business advisory firm, of which she has a been a principal since 1990.  During the past five years, Ms. Scaccetti served as a director of Di Giorgio Corporation and Nutrition Management Services Company.  Ms. Scaccetti’s financial expertise, public-company director experience, familiarity with Pep Boys’ business garnered through her tenure as a Director and diversity were the primary qualifications resulting in her nomination for re-election.

John T. Sweetwood                             Director since 2002

Mr. Sweetwood, 64, is a principal and the President of Woods Investment, LLC, a private real estate investment firm.  From 1995 through 2002, Mr. Sweetwood served as an officer, and ultimately as President of The Americas, of Six Continents Hotels (currently, Intercontinental Hotels Group), a division of Six Continents PLC (currently IHG PLC) that operates hotels under the InterContinental, Crown Plaza, Holiday Inn and other brands.   Mr. Sweetwood’s marketing and service industry expertise, together with his familiarity with Pep Boys’ business garnered through his tenure as a Director were the primary qualifications resulting in his nomination for re-election.

M. Shân Atkins                                     Director since 2004

Ms. Atkins, 55, a CPA and Chartered Accountant, is Managing Director of Chetrum Capital LLC, a private investment firm.  From 1996 through 2001, Ms. Atkins served as an officer, and ultimately as Executive Vice President — Strategic Initiatives, of Sears Roebuck & Co.  Ms. Atkins currently serves as a director of Spartan Stores, Inc., Tim Hortons Inc. and True Value Company  Ms. Atkins’ retail industry, operations, strategic planning and financial expertise, public-company director experience, familiarity with Pep Boys’ business garnered through her tenure as a Director and diversity were the primary qualifications resulting in her nomination for re-election.

Robert H. Hotz                                     Director since 2005 and Chairman of the Board since September 2011

Mr. Hotz, 67, is Senior Managing Director, Co-Head of Investment Banking, a member of the Operating Committee and Co-Chairman of Houlihan Lokey Howard & Zukin, Inc, where he has been employed since 2002.  Mr. Hotz currently serves as a director of Universal Health Services, Inc.   Mr. Hotz’ financial, M&A and regulatory expertise, public-company director experience and familiarity with Pep Boys’ business garnered through his tenure as a Director were the primary qualifications resulting in his nomination for re-election.

James A. Mitarotonda                        Director since August 2006

Mr. Mitarotonda, 57, is the Chairman of the Board, President and Chief Executive Officer of Barington Capital Group, L.P., an investment firm that he co-founded in 1991.  Mr. Mitarotonda is also Chairman of the Board, President and Chief Executive Officer of Barington Companies Investors, LLC, the general partner of barington Companies Equity Partners, L.P., a small and mid-capitalization value fund.  Mr. Mitarotonda currently serves as a director of A. Schulman, Inc., and, during the past five years, served as a director of Ameron International, Inc., Griffon Corporation, Gerber Scientific, Inc. and Sielox, Inc. (formerly Dynabazaar, Inc.).  Mr. Mitarotonda’s status as a significant shareholder, financial and corporate governance expertise, experiences as a chief executive officer, public-company director experience and familiarity with Pep Boys’ business garnered through his tenure as a Director and former Chairman of the Board were the primary qualifications resulting in his nomination for re-election.

Nick White                                            Director since August 2006

Mr. White, 67, is President and Chief Executive Officer of White & Associates, a management consulting firm that he founded in 2000.  From 1973 through 2000, Mr. White held numerous executive and management level positions with Wal-Mart Stores, Inc., including Executive Vice President and General Manager of the Supercenter division from 1990 to 2000 and Executive Vice President and General Manager of Sam’s Wholesale Club from 1985 through 1989.   Mr. White currently serves as a director of Dillard’s, Inc and, during the past five years, served as a director of Gold Toe Corporation, Oneida Ltd. and Playtex Products, Inc.  Mr. White’s retail industry, operations and merchandising expertise, public-company director experience and familiarity with Pep Boys’ business garnered through his tenure as a Director were the primary qualifications resulting in his nomination for re-election.

Michael R. Odell                                                                                                    Director since July 2008

Mr. Odell, 48, has been our Chief Executive Officer since September 22, 2008, and was designated with the additional title of President in June 2010.  He joined Pep Boys in September 2007 as Executive Vice President—Chief Operating Officer, after having most recently served as the Executive Vice President and General Manager of Sears Retail & Specialty Stores.  Mr. Odell joined Sears in its finance department in 1994 where he served until he joined Sears operations team in 1998. There he served in various executive operations positions of increasing seniority, including as Vice President, Stores—Sears Automotive Group.  Mr. Odell’s position as our President & Chief Executive Officer and his automotive aftermarket, retail industry, service industry, operations and financial expertise were the primary qualifications resulting in his nomination for re-election.

Messrs. Mitarotonda and White were originally appointed to the Board pursuant to the terms of an agreement between the Company and a group of investors led by Barington Capital Group, L.P.  Such agreement has since expired.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR”

EACH OF THESE NOMINEES FOR DIRECTOR

Corporate Governance

Our Board of Directors’ governance principles are embodied in our corporate Code of Ethics (applicable to all Pep Boys associates including our executive officers and members of the Board), the Board of Directors Code of Conduct and the various Board committee charters, all of which are available for review on our website, www.pepboys.com, or which will be provided in writing, free of charge, to any shareholder upon request to: Pep Boys, 3111 West Allegheny Avenue, Philadelphia, PA 19132, Attention: Secretary.  The information on our website is not part of this Proxy Statement.  References to our website herein are intended as inactive textual references only.

As required by the New York Stock Exchange (NYSE), promptly following our 2011 Annual Meeting, our Chief Executive Officer certified to the NYSE that he was not aware of any violation by Pep Boys of NYSE corporate governance listing standards.

Diversity.  While the Board has not adopted a formal diversity policy, in accordance with the Board’s Code of Conduct, the Nominating and Governance Committee annually reviews with the full Board, the appropriate skills and characteristics required of Directors and nominees in the context of the current make-up of the Board, including diversity of age, gender, ethnicity and personal experiences.

Independence.  An independent director is independent from management and free from any relationship with Pep Boys that, in the opinion of the Board, would interfere in the exercise of independent judgment as a director.  In reaching such an opinion, the Board considers, among other factors, the guidelines for independent directors promulgated by the NYSE.  The independence of the outside directors is reviewed annually by the full Board.  In accordance with NYSE guidelines, our Board consists of a majority of independent directors.  In fact, all of our current directors, except our President & Chief Executive Officer, Mr. Odell, are independent.  All Committees of the Board consist entirely of independent directors.

Executive Sessions of the Independent Directors.  Our non-executive Chairman, Mr. Hotz, presides over all such sessions, which are held, at a minimum, immediately following all regularly scheduled Board meetings.

Board Leadership Structure and Role in Risk Oversight.  Pep Boys currently separates the roles of Chairman of the Board and Chief Executive Officer.  Given the relatively short tenure of both our current Chairman of the Board and President & Chief Executive Officer, the Board believes that the separation of these roles currently allows the President & Chief Executive Officer to focus his efforts primarily on the successful short and long-term operations of the Company for the benefit of all its constituents, while allowing the Chairman of the Board to manage the operation of the Board in its oversight of the President & Chief Executive Officer and Pep Boys’ strategic direction.

Pep Boys has adopted an enterprise risk oversight program pursuant to which management, lead by Pep Boys’ Chief Financial Officer and General Counsel, together with the Audit Committee identifies the most significant risks faced by the Company.  On a quarterly basis, management assesses the status of these risks and the Company’s mitigation efforts against them, which are reporting in writing to the full Board and discussed in detail with the Audit Committee and in summary fashion with the full Board.

Compensation Policies and Practices Risk.  In connection with its annual review of Pep Boys’ compensation policies and practices, our Compensation Committee of the Board of Directors, together with senior management and the Compensation Committee’s independent executive compensation consultant, considered whether any of our compensation policies and practices has the potential to create risks that are reasonably likely to have a material adverse effect on Pep Boys.  The Compensation Committee considered the risk profile of our business and the design and structure of our compensation policies and practices.  We concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on Pep Boys based on the following:

•            Pep Boys is not engaged in speculative activities that have the potential for creating unusual gains or losses.

•            Our base salaries, retirement benefits, perquisites and generally available benefit programs create little, if any, risk to Pep Boys.

•            Except as provided below, all of our management employees who receive short-term incentive-based compensation do so pursuant to the terms of our shareholder approved Annual Incentive Bonus Plan.  The bonus targets under such plan for Officer’s are entirely based, and for middle-management are primarily based, upon the achievement of stated corporate-level financial objectives, which are in alignment with our overall business plan.  In particular, we do not place disproportionate weight on any one metric, do not include an inordinate amount of metrics, reasonably leverage the selected metrics and employ features to mitigate risks, including limitations on annual cash payouts.  Accordingly, we do not believe that the structure of the Annual Incentive Bonus Plan encourages associates to take risks that are reasonably likely to have a material adverse effect on Pep Boys.  (The aforementioned exception is for store level associates who have a separate bonus program and whose bonus compensation, individually or in the aggregate, is of an amount that creates little, if any, risk to Pep Boys.)

•            Our long-term incentive-based compensation is granted in the form of equity awards, which are subject to time-based and performance-based vesting that is aligned to our corporate objective of creating value for our shareholders.  The nature of such awards discourages short-term risk taking.  In addition, our officers are subject to share ownership guidelines requiring them to be invested in our future performance.

•            We believe that our mix of fixed compensation and “at risk” compensation does not encourage inappropriate risk-taking by our associates.

Personal Loans to Executive Officers and Directors.  Pep Boys has no personal loans extended to its executive officers or directors.

Director Attendance at the Annual Meeting.  All Board members are strongly encouraged to attend the Annual Meeting of Shareholders.  All nominees then standing for election attended the 2011 Annual Meeting.

Communicating with the Board of Directors.  Interested parties should address all communications to the full Board or an individual director to the attention of our corporate Secretary.  Our corporate Secretary reviews all such communications to determine if they are related to specific products or services, are solicitations or otherwise relate to improper or irrelevant topics.  All such improper communications receive a response in due course.  Any communication directed to an individual director relating solely to a matter involving such director is forwarded to such director.   Any communication directed to an individual director relating to a matter involving both such director and Pep Boys or the Board of Directors, as a whole, is forwarded to such director and the Chairman of the Board.  The balance of the communications are forwarded to the Chairman of the Board.  Except for improper communications, all interested party communications to the Board of Directors or an individual director received by the corporate Secretary are kept in confidence from management.  These procedures were adopted unanimously by the independent directors.

Compensation Committee Interlocks and Insider Participation

Ms. Atkins and Messrs. Hotz and Mitarotonda are the current members of our Compensation Committee.  None of these members is or has been an officer or employee of Pep Boys or has any relationship with Pep Boys requiring disclosure under Item 404 of SEC Regulation S-K.  No executive officer of Pep Boys serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Pep Boys’ Board of Directors or Compensation Committee.

Meetings and Committees of the Board of Directors

The Board of Directors held sixteen meetings during fiscal 2011.  During fiscal 2011, each director standing for re-election attended at least 75% of the aggregate number of meetings held by the Board and all committee(s) on which such director served.  The Board of Directors has standing Audit, Compensation and Nominating and Governance Committees.  All Committee members are “independent” as defined by the listing standards of the NYSE.

Audit Committee.  Ms. Scaccetti (chair), Mr. Hotz, Mr. Reid and Mr. Williams are the current members of the Audit Committee.  The Audit Committee reviews Pep Boys’ consolidated financial statements and makes recommendations to the full Board of Directors on matters concerning the audits of Pep Boys’ books and records.  The Audit Committee met seven times during fiscal 2011.

Compensation Committee.  Ms. Atkins (chair) and Messrs. Hotz and Mitarotonda are the current members of the Compensation Committee.  The Compensation Committee recommends the compensation structure, components and levels for all of Pep Boys’ officers.  The Compensation Committee met seven times during fiscal 2011.

Nominating and Governance Committee.  Messrs. Sweetwood (chair), Mitarotonda and Reid and Ms. Scaccetti are the current members of the Nominating and Governance Committee.  The Nominating and Governance Committee recommends candidates to serve on the Board and serves as the Board’s representative on all corporate governance matters.  The Nominating and Governance Committee met four times during fiscal 2011.

Can a shareholder nominate a candidate for director?

The Nominating and Governance Committee considers nominees recommended by our shareholders.  Written recommendations should be sent to our offices located at 3111 West Allegheny Avenue, Philadelphia, PA 19132, Attention: Secretary.  The recommendation should state the qualifications of the nominee to be considered.

A shareholder may also nominate candidates to be considered for election as directors at an upcoming shareholders’ meeting by timely notifying us in accordance with our By-laws.  To be timely, a shareholder’s notice must be received at our principal executive offices not less than 50 nor more than 75 days prior to the date of the scheduled shareholders’ meeting.  If the public announcement of the holding of the shareholders’ meeting was given less than 65 days prior to the date of such meeting, then a shareholder’s notice received at our principal executive offices within ten days of the date of such public announcement will be considered timely.  The shareholder’s notice must also set forth all of the following information:

•           the name and address of the shareholder making the nomination;

•           a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the proposed nominee;

•           the name of the proposed nominee;

•           the proposed nominee’s principal occupation and employment for the past 5 years;

•           a description of any other directorships held by the proposed nominee; and

•           a description of all arrangements or understandings between the nominee and any other person or persons relating to the nomination of, and voting arrangements with respect to, the nominee.

How are candidates identified and evaluated?

Identification.  The Nominating and Governance Committee considers all candidates recommended by our shareholders, directors and senior management on an equal basis.  The Nominating and Governance Committee’s preference is to identify nominees using our own resources, but has the authority to and will engage search firms(s) as necessary.

Qualifications.  The Nominating and Governance Committee evaluates each candidate’s professional background and experience, judgment and diversity (age, gender, ethnicity and personal experiences) and his or her independence from Pep Boys.  Such qualifications are evaluated against our then current requirements, as expressed by the full Board and our President & Chief Executive Officer, and the current make up of the full Board.

Evaluations.  Candidates are evaluated on the basis of their resume, third party references, public reputation and personnel interviews.  Before a candidate can be recommended to the full Board, such candidate is generally interviewed by each member of the Nominating and Governance Committee and meets, in person, with at least one member of the Nominating and Governance Committee, the Chairman of the Board and the President & Chief Executive Officer.

How are directors compensated?

Cash Retainer.  Each non-management director (other than the Chairman of the Board) receives an annual cash retainer of $35,000.  Our Chairman of the Board receives an annual director’s fee of $100,000.

Committee Compensation.  Directors serving on our committees also receive the following annual cash fees.

	Chair	Member
Audit	$20,000	$12,000
Compensation	$15,000	$7,500
Nominating and Governance	$10,000	$5,000
Operating Efficiency (suspended June 6, 2011)	$10,000	$5,000

Equity Grants.  Our 2009 Stock Incentive Plan provides for an annual equity grant having an aggregate value of $55,000 to non-management directors.  The Stock Incentive Plan is administered, interpreted and implemented by the Compensation Committee.

The following table details the compensation paid to non-employee directors during the fiscal year ended January 28, 2012.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Equity Awards ($)	Total ($)

M. Shân Atkins	55,000	55,000	110,000
Robert H. Hotz	62,125	55,000	117,125
James A. Mitarotonda	47,500	55,000	102,500
Irvin D. Reid	49,500	55,000	104,500
Jane Scaccetti	60,000	55,000	115,000
John T. Sweetwood	50,000	55,000	105,000
Nick White	45,000	55,000	100,000
James A. Williams	52,000	55,000	107,000
Max L. Lukens(1)	75,000	55,000	130,000

(1)         Mr. Lukens resigned from the Board and his position as Chairman of the Board for personal reasons on September 10, 2011.

Share Ownership Guidelines.  Each of our non-employee directors is expected to hold shares equal to 4x the annual director retainer (i.e., $140,000).  The share ownership levels may be satisfied through direct share ownership and/or by holding unvested time-based RSUs and vested “in the money” stock options.  Non-employee directors have five years from their appointment to Board to achieve their expected ownership level.  If in a shortfall position, (i) a non-employee director may not sell Pep Boys Stock and (ii) all net after-tax shares acquired upon the exercise of stock options must be retained.  All of our non-employee directors are currently in compliance with our share ownership guidelines.

Certain Relationships and Related Transactions

The Audit Committee, which is comprised of independent directors, has established a written Related Party Transaction Policy.  Such policy provides that to help identify related-party transactions and relationships (i) all transactions between the Company and another party are reviewed by the Company’s legal and finance departments prior to the execution of definitive transaction documents and (ii) each director and executive officer completes a questionnaire that requires the disclosure of any transaction or relationship that the person, or any member of his or her immediate family, has or will have with the Company.   The full Board of Directors reviews and approves, ratifies or rejects any transactions and relationships of the nature that would be required to be disclosed under Item 404 of Regulation S-K.  In reviewing any such related-party transaction or relationship, the Board considers such information as it deems important to determine whether the transaction is on reasonable and competitive terms and is fair to the Company.   No such relationships or transactions of a nature required to be disclosed under Item 404 of Regulation S-K currently exist.

Involvement of Certain Legal Proceedings

None of our directors or executive officers are currently involved, or have been involved during the last ten years, in a legal proceeding of the type required to be disclosed under Item 402 of Regulation S-K.

Report of the Audit Committee of the Board of Directors

The Audit Committee reviews Pep Boys’ financial statements and makes recommendations to the full Board of Directors on matters concerning the audits of Pep Boys’ books and records.  Each committee member is “independent” as defined by the listing standards of the New York Stock Exchange.  Ms. Scaccetti (chair), Mr. Hotz, Mr. Reid and Mr. Williams are the current members of the Audit Committee.  Ms. Scaccetti has been designated by the full Board as an Audit Committee Financial Expert as defined by SEC regulations.  A written charter adopted by the full Board governs the activities of the Audit Committee.  The charter is reviewed, and when necessary revised, annually.

Management has primary responsibility for Pep Boys’ internal accounting controls and financial reporting process.  The independent registered public accounting firm is responsible for performing an independent audit of Pep Boys’ consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue a report as a result of such audits.   The Audit Committee’s responsibility is to monitor and oversee these processes.  The Audit Committee serves as a focal point for communication among the Board of Directors and its committees, the independent registered public accounting firm, management and Pep Boys’ internal audit function, as the respective duties of such groups, or their constituent members, relate to Pep Boys’ financial accounting and reporting and to its internal controls.

In this context, the Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm.  These discussions included the matters required to be discussed by Statement on Auditing Standards No. 61, as amended and adopted by the Public Company Accounting Oversight Board (Communication with Audit Committees).  The Audit Committee also reviewed and discussed with management, the internal auditors and the independent registered public accounting firm, management’s report, and the independent registered public accounting firm’s attestation, on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee also discussed with the independent registered public accounting firm its independence from Pep Boys and its management, including the written disclosures submitted to the Audit Committee by the independent registered public accounting firm as required by the Public Company Accounting Oversight Board.

Based upon the discussions and reviews referred to above, the Audit Committee, as then constituted, recommended that the Board of Directors include the audited consolidated financial statements and management’s report on internal control over financial reporting in Pep Boys’ Annual Report on Form 10-K for the fiscal year ended January 28, 2012 filed with the SEC.

This report is submitted by: Jane Scaccetti; Robert H. Hotz; Irvin D. Reid; and James A. Williams.

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the aggregate fees billed to us by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates.

Fiscal Year	2011	2010
Audit Fees	$1,475,383	$1,422,915
Audit-Related Fees	0	0
Tax Fees	$66,140	47,623
All Other Fees	0	0
Total	$1,541,523	$1,470,538

Audit Fees.  Audit Fees billed in fiscal 2011 and fiscal 2010 consisted of (i) the audit of our annual financial statements, (ii) the audit of our internal control over financial reporting, (iii) the reviews of our quarterly financial statements and (iv) comfort letters, statutory and regulatory audits, consents and other services related to SEC matters.

Tax Fees.  Tax Fees billed in fiscal 2011 and 2010 consisted of tax compliance services in connection with tax audits and appeals.

The Audit Committee annually engages Pep Boys’ independent registered public accounting firm and pre-approves, for the following fiscal year, their services related to the annual audit and interim quarterly reviews of Pep Boys’ financial statements and all reasonably-related assurance and services.  All non-audit services are considered for approval by the Audit Committee on an as-requested basis by Pep Boys.  For fiscal 2011, the Audit Committee discussed the non-audit services with Deloitte & Touche LLP and management to determine that they were permitted under the rules and regulations concerning the independence of independent registered public accounting firms promulgated by the SEC and the American Institute of Certified Public Accountants.  Following such discussions, the Audit Committee determined that the provision of such non-audit services was compatible with maintaining Deloitte & Touche LLP’s independence.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we discuss and analyze Pep Boys’ executive compensation program, which we believe links pay to financial results and allows us to attract and retain a highly experienced and successful management team.

The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”).  At the Company’s annual meeting of shareholders held in June 2011, 97% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the Company’s executive compensation for 2010. The Compensation Committee believes this affirms shareholders’ support of the Company’s approach to executive compensation. In light of the voting results, the Committee did not materially change its approach in 2011. The Compensation Committee will continue to consider the outcome of advisory votes on the Company’s say-on-pay proposals when making future compensation decisions for the named executive officers.

Pay for Performance.  Our financial performance in fiscal 2011 was disappointing.  While we grew our top line revenues, due largely to our opening of 119 Service & Tire Centers, we failed to improve our profitability over the levels achieved in fiscal 2010. These disappointing results were reflected in our executive officers’ compensation, which is heavily weighted towards performance.  Because we failed to achieve the majority of the targets set forth under our annual incentive bonus plan, our executive officers fiscal 2011 bonuses were paid at only 14.7% of target.  In addition, no named executive officer received Company contributions to their retirement plans (neither the Account Plan nor Savings Plan).  As a result our named executive officers total compensation in fiscal 2011 was, on average, 40% less than in fiscal 2010.  Also, 60% of the long-term incentive awards made under our Stock Incentive Plan in fiscal 2011 require the Company to achieve specified thresholds of return on invested capital and total shareholder return in fiscal 2014 in order to deliver any value to our executives.  The 40% balance of the long-term incentive awards granted in fiscal 2011 were in the form of stock options, which are also performance-based since they require appreciation in the Company’s per share stock price in order to deliver value to our executives.

Of the components comprising our executive compensation program, the percentage mix between “at-risk” and fixed compensation (excluding health and welfare benefits), at target levels, for each of our named executive officers is set forth in the following table.  “At-risk” compensation is only earned and paid if pre-established performance levels are achieved.

Name	“At-Risk”	Fixed

Michael R. Odell	73%	27%
Raymond L. Arthur	63%	37%
William E. Shull III	61%	39%
Scott A. Webb	63%	37%
Joseph A. Cirelli	46%	54%

Compensation Philosophy.

Pep Boys’ executive compensation program is designed to:

•                        Enable Pep Boys to attract, retain, and motivate key executives who are critical for current and long-term success;

•                        Provide targeted compensation levels which are competitive with our customized peer group (discussed below) as to base salary, annual incentives and long-term incentives, and which are reflective of current and/or expected future company performance levels;

•                        Support Pep Boys’ long-range business strategy;

•                        Establish a clear linkage between individual performance objectives and corporate or business unit financial performance objectives; and

•                        Align executive compensation with shareholder interests by linking long-term incentives to increasing shareholder value, utilizing performance metrics where appropriate.

The Compensation Committee has also adopted the following more specific guidelines in formulating the detailed elements of Pep Boys’ executive compensation program:

•                        Short term incentives will be structured in a manner which gives primary emphasis to meeting or exceeding the company’s annual financial objectives;

•                        Long-term incentives will be designed to reward performance over a multi-year time frame, with vesting of awards to occur over a corresponding time period;

•                        At the discretion of the Compensation Committee,

•                        Payout on any short term incentive component may be made contingent upon achievement of the annual budget.  This decision will be made annually, when targets are set for the ensuing year;

•                        If the long-term incentive plan includes more than one performance dimension, achievement of target on any one element may be treated as a prerequisite to payout on other goals (i.e. as a ‘qualifier’), whether or not threshold performance is achieved on those other dimensions;

•                        The Compensation Committee believes that requiring achievement of full target performance in order to trigger any payout under the annual incentive plan is generally inappropriate due to the risk of incenting poor decision making at the margin.  The Compensation Committee will annually set a “threshold” performance level which is below the target objective, at which point some amount of incentive compensation will be paid;

•                        From time to time the Compensation Committee may decide to grant a discretionary, individual short or long term incentive award based on a specific individual’s performance;

•                        In the spirit of encouraging over-performance against annual targets, performance above target may be rewarded disproportionately; i.e. marginal rewards for over-performance may exceed the marginal penalty for under-performance; and

•                        All payouts are subject to the discretion of the Compensation Committee even if targets are achieved.

Peer Group.

In order to maintain a competitive total compensation program, Pep Boys compares itself with a custom peer group comprising key competitors in the automotive service and retail business, as well as comparably-sized companies in the broader hardlines retail industry.  The peer group is reviewed annually by the Compensation Committee, together with its compensation consultant, to ensure that it remains relevant.  The current peer group includes: Aarons, Advance Auto Parts, Autozone, Big 5 Sporting Goods, Cabela’s, Conn’s, Dick’s Sporting Goods, hhgregg, Midas, Monro Muffler & Brake, O’Reilly Automotive, PetSmart, RadioShack, Rent-A-Center, Tractor Supply and West Marine.  In some cases, Pep Boys analyzes competitive pay practices in the general industry for positions where incumbents may typically be recruited from outside of the hardlines retailing sector.

The Compensation Process.

For fiscal 2011, the Compensation Committee recommended to the full Board the annual total compensation levels for all of the named executive officers (other than the President & Chief Executive Officer), based on recommendations made by the President & Chief Executive Officer and the Senior Vice President - Human Resources, and in consultation with Pay Governance, the Compensation Committee’s compensation consultant.  The Compensation Committee recommended to the full Board the annual total compensation level for the President & Chief Executive Officer after consulting with Pay Governance.  Our CEO was not involved in formulating recommendations as to his own compensation.

To arrive at its recommendations for compensation to be paid to our CEO and other named executive officers, the chair of the Compensation Committee scheduled and developed the agenda for committee meetings in consultation with the Senior Vice President - Human Resources.  The Senior Vice President - Human Resources was responsible for developing appropriate materials for the Compensation Committee’s review and consideration and for reviewing these materials and recommendations with the chair of the Compensation Committee and Pay Governance prior to their presentation to the Compensation Committee.  Our President & Chief Executive Officer was principally responsible for recommendations made to the Compensation Committee with respect to the compensation of our named executive officers (other than himself) and other officers of the corporation.  The Compensation Committee considered, but was not bound to and did not always accept, management’s recommendations with respect to executive compensation.  The President & Chief Executive Officer, Senior Vice President – Human Resources and Senior Vice President – General Counsel & Secretary attended all committee meetings, excluding portions of meetings where their own compensation was discussed, and excluding the regular executive sessions held at the conclusion of each meeting of the Committee.

In connection with establishing compensation levels for fiscal 2011, Pay Governance advised the Compensation Committee on the then-current competitiveness of our program design and award values.  Representatives of Pay Governance regularly attended committee meetings and also communicated with the chair of the Compensation Committee outside of meetings.  Pay Governance worked with management (including the President & Chief Executive Officer, Senior Vice President – Human Resources and Senior Vice President – General Counsel & Secretary) from time-to-time for purposes of gathering information and reviewing and providing input to management on recommendations, proposals and materials that management presented to the Compensation Committee.  Pay Governance was engaged directly by the Compensation Committee and did not provide any additional services to the Company in fiscal 2011.

The Compensation Committee and the Board of Directors consider our overall compensation levels for the named executive officers to be reasonable and appropriate and believe that our executive compensation program achieves the objectives outlined at the beginning of this summary.

Components of Compensation.

The compensation provided to the executives listed in the Summary Compensation Table, whom we refer to as our named executive officers, consists of base salaries, short-term cash incentives, long-term equity incentives, retirement plan contributions and health and welfare benefits.

Base Salary.  The Compensation Committee reviews base salaries annually to reflect the experience, performance and scope of responsibility of the named executive officers and to ensure that the salaries are appropriate to retain high quality individuals.  The full Board measures the President & Chief Executive Officer’s individual performance during the applicable fiscal year in the areas of strategic planning and execution, leadership, financial results, management development and succession planning, key stakeholder focus, ethics and Board relations, based upon individual assessments completed by each Director.  The Compensation Committee reviews the President & Chief Executive Officer’s assessments of each other named executive officer’s individual performance during the applicable fiscal year in the areas of core and positional competencies.  Salary adjustments are then made taking into account the performance assessment, the relative position of the named executive officers current salary within the market range for his position and the budgeted percentage increase for all officers as a group.  For fiscal 2011, the Compensation Committee recommended, and the full Board approved, adjustments to each of the named executive officers’ base salaries, to reflect each executive’s performance in fiscal 2010 and to more closely align each executive’s salary with the market range for such executive’s position.  Messrs. Odell, Arthur, Shull, Webb and Cirelli received increases of 1.5%, 3.3%, 6.7%, 10.3% and 1.3%, respectively.  In addition, each named executive officer received an $8,000 increase to their base salary to reflect the after-tax value of the executive supplemental medical plan that was eliminated for fiscal 2011.

Short-Term Incentives.  The named executive officers participate in our Annual Incentive Bonus Plan, which is a short-term incentive plan designed to reward the achievement of pre-established goals.  In order to directly align our named executive officers’ short-term incentive compensation with that of our overall performance, these pre-established goals consist entirely of corporate (as opposed to individual) objectives.  For fiscal 2011, the named executive officers’ annual short-term incentive opportunity was as follows:

	% of Base Salary
Title	Threshold	Target	Cash Cap(a)	Maximum
President & CEO	50	100	150	200
Executive Vice President	37.5	75	112.5	150
Senior Vice Presidents	22.5	45	67.5	90

(a) Amounts achieved above the “cash cap” percentage up to the “maximum” percentage are earned and paid out over the subsequent three years, assuming the executive remains employed by the Company.

For fiscal year 2011, the Compensation Committee recommended, and the full Board approved, the following objectives under the Annual Incentive Bonus Plan.

Objective	Weighting (%)	Threshold	Target	Cash Cap	Maximum
Pre-Tax Income(a)	50	$61,058	$67,842	$74,826	$84,803
Pre-Tax ROIC(b)	25	11.1%	11.7%	12.5%	13.7%
Total Revenue	25	$2,056,276,000	$2,098,241,000	$2,140,206,000	$2,182,171,000
Total	100

Net Promotor Modifier(c):
Retail Score		76	79	82	n/a
Adjustment Factor		-5%	0	+5%
Service Score		73	76	79	n/a
Adjustment Factor		-5%	0	+5%

(a)  Calculated before unusual, non-operating gains and losses.

(b)  Pre-Tax Income (before unusual, non-operating gains and losses) divided by debt plus equity.

(c)  The calculated aggregate payout on the first three objectives may be increased or decreased by a factor up to 5% for each of Retail and Service Net Promoter scores - a customer satisfaction score that measures the likelihood of referring others to Pep Boys.

For fiscal 2011, the Compensation Committee established target levels that it believed were achievable, but also substantially uncertain.  The Compensation Committee retains full discretion to either award or withhold in its entirety, or to increase or decrease the amount of, short-term incentive plan compensation regardless of the attainment, or failure to attain, the relevant performance goal(s) (except that short-term incentive plan compensation cannot be increased in the case of compensation meant to qualify as “performance based” compensation under Section 162(m) of the Internal Revenue Code).

For fiscal 2011 the Company achieved the following results against its corporate objectives (i) pre-tax income at $42,834,000, (ii) pre-tax return on invested capital at 8.7% and (iii) total revenue at $2,063,627,000.  The Company replaced net promoter scores with a customer acquisition and retention metric during fiscal 2011, so accordingly, the net promoter modifier was removed from the annual incentive plan payout calculations.  The Company’s fiscal 2011 results resulted in an aggregate potential payout of 14.7% of target.  Accordingly, for fiscal 2011, the Compensation Committee approved short-term incentive plan compensation (in accordance with the above referenced formula without any discretionary adjustment) for Mr. Odell at 14.7%, each of Messrs. Arthur, Shull and Webb at 11.0% and Mr. Cirelli at 6.6% of their respective 2011 annual salaries.  Mr. Odell declined $30,000 of his incentive payment that he was otherwise entitled to receive, which amount, at Mr. Odell’s request, was allocated to accounts set aside by Pep Boys to provide associates’ children with educational scholarships and to provide hardship assistance to Pep Boys’ associates.

Long-Term Incentives.  We believe that compensation through equity grants directly aligns the interests of management with that of its shareholders.  The Stock Incentive Plan provides for the grant of stock options, at exercise prices equal to the fair market value (the mean between and the high and low quoted selling prices) of Pep Boys stock on the date of grant, and for the grant of restricted stock units.

For the fiscal 2011 equity grants, the Compensation Committee recommended, and the full Board approved, equity grants consisting of 40% time-based vesting stock options and 60% performance-based vesting restricted stock units (RSUs).  Two-thirds of the 2011 RSUs are tied to the Company achieving at least a threshold return on invested capital and one-third are tied to achieving at least a threshold level of total shareholder return measured against our peer group.  The Compensation Committee then established target grant values intended to be competitive at market median of our peer group.  In fiscal 2011, on account of the Company’s fiscal 2010 financial performance and the relative position of each named executive officer’s total compensation to the market median of our peer group, the Compensation Committee recommended, and the full Board approved, the following equity grants.

Title	Target % of Base Salary	2011 Actual Grant as a % of Base Salary
Odell	125%	134%
Arthur	50%	48%
Shull	50%	50%
Webb	50%	50%
Cirelli	40%	37%

Retirement Plans.  We maintain The Pep Boys Savings Plan, which is a broad-based 401(k) plan.  Participants make voluntary contributions to the savings plan, and we match 50% of the amounts contributed by participants under the savings plan, up to 6% of salary.  Due to low levels of participation in the savings plan, the plan historically did not meet the non-discriminatory testing requirements under Internal Revenue Code regulations.  As a result, the savings plan was required to make annual refunds of contributions made by our “highly compensated employees” (including the named executive officers) under the savings plan.  Beginning in 2004, we limited our officers’ contributions to the savings plan to 0.5% of their salary per year.  Given this limitation, in order to assist our officers with their retirement savings, in fiscal 2004, we adopted a non-qualified deferred compensation plan that allows participants to defer up to 20% of their annual salary and 100% of their annual bonus.  To further encourage share ownership and more directly align the interests of management with that of its shareholders, the first 20% of an officer’s bonus deferred into Pep Boys Stock is matched by us on a one-for-one basis with Pep Boys Stock that vests over three years.

In order to keep our executive compensation program competitive, we also maintain a Supplemental Executive Retirement Plan, or SERP, known as our Account Plan.  The Account Plan provides fixed annual contributions to a retirement account based upon the participant’s age and then current compensation in accordance with the following:

If the Participant is...	Annual contribution as a percentage of cash compensation (salary + short-term cash incentive)

At least 55 years of age	19%

At least 45 years of age but not more than 54 years of age	16%

At least 40 years of age but not more than 44 years of age	13%

Not more than 39 years of age	10%

Notwithstanding the foregoing, for the first four years of a participant’s employment, their contribution percentage is limited to 10%.  As an inducement to hire Mr. Arthur, however, this limitation was waived.

In fiscal 2011, all named executive officers participated in the Account Plan.

In order to incent the achievement of incremental profitability, all Company contributions to the savings plan and Account Plan (on account of all associates, including the named executive officers) that would otherwise have been made during calendar 2011 were conditioned upon the Company’s achievement of a level of pre-tax income in fiscal 2011, which exceeded 2010’s level.  Because this objective was not achieved, no calendar 2011 contributions were made.

Health and Welfare Benefits.  As one element of a market-competitive compensation package, we also provide our named executive officers with health and welfare benefits, including medical and dental coverage, life insurance valued at one times salary, long term disability coverage and an auto allowance.

Employment Agreements.  We have entered into Non-Competition and Change of Control Agreements with each of the named executive officers as described in “Employment Agreements with Named Executive Officers” below.  The purpose of our Non-Competition Agreements is to prevent our named executive officers from soliciting our employees or competing with us if they leave Pep Boys of their own volition.  As consideration for such restrictive covenants, the Non-Competition Agreements provide for a severance payment to be made to a named executive officer if he is terminated by the Company without “cause.”  The purpose of the Change of Control Agreements is to provide an incentive for our officers to remain in our employment and continue to focus on the best interests of Pep Boys without regard to any possible change of control.

Recoupment Policy.  We will seek to recover, at the direction of the Compensation Committee, all or a portion of any compensation awarded or paid to a current or former Officer during the prior three fiscal years year if (i) the amount of such compensation was based on the achievement of certain financial results that were subsequently the subject of a restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws and (ii) a lower award or payment would have been made to the Officer based upon the restated financial results.  If, however, the Compensation Committee determines that an Officer engaged in misconduct that resulted in the obligation to restate or knew or should have known of such misconduct and failed to take appropriate action, then we will seek to recover the related compensation regardless of the fiscal year in which it was paid.

Share Ownership Guidelines.  Our officers are expected to hold shares equal to the following multiples of their annual salary: President & Chief Executive Officer 5x; Executive Vice President 3x; Senior Vice President 2x; and Vice President 1x.  The share ownership levels may be satisfied through direct share ownership and/or by holding unvested time-based RSUs and vested “in the money” stock options.  Officers have five years from the later of their appointment to their then current position or the establishment of a higher ownership threshold for their position (as described above) to achieve their expected ownership levels.  If in a shortfall position, (i) an officer may not sell Pep Boys Stock, (ii) all net after-tax shares acquired upon the exercise of stock options or the vesting of RSUs must be retained and (iii) any short-term incentive award in excess of the “cash cap” level will be awarded in the form of RSUs.  All of our named executive officers are currently in compliance with our share ownership guidelines.

Anti-hedging Policy.  Our Officers and Directors are prohibited from entering into contracts, instruments or other transactions or purchasing securities (a) designed to hedge against their Company stock holdings or (b) that derive their value with or in relation to the price of a share of Company stock (except for transactions under Company stock plans).

Tax and Accounting Matters.  We consider the tax and accounting impact of each type of compensation in determining the appropriate compensation structure. For tax purposes, annual compensation payable to the named executive officers generally must not exceed $1 million in the aggregate during any year to be fully deductible under Section 162(m) of the Internal Revenue Code.  The Stock Incentive Plan is currently structured with the intention that stock option grants and perforamnce-based RSUs will qualify as “performance based” compensation that is not subject to the $1 million deduction limit under Section 162(m).  In order to compete effectively for the acquisition and retention of top executive talent, we believe that we must have the flexibility to pay salary, bonus and other compensation that may not be fully deductible under Section 162(m).  Accordingly, the Compensation Committee retains the authority to authorize payments that may not be deductible under Section 162(m) if it believes that such payments are in the best interests of Pep Boys and our shareholders.  All compensation paid to the named executive officers in fiscal 2011 was fully deductible.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management.  Based upon our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Pep Boys’ Annual Report on Form 10-K for the fiscal year ended January 28, 2012 filed with the SEC.

This report is submitted by M. Shân Atkins, Robert H. Hotz and James A. Mitarotonda.

Summary Compensation Table

The following table provides information regarding the fiscal 2011 compensation for Pep Boys’ CEO, CFO and the three other executive officers that received the highest compensation in fiscal 2011.  These executives are referred to herein as the “named executive officers.”  As explained in our Compensation Discussion and Analysis, the compensation provided to our named executive officers consists of base salaries, short-term cash incentives, long-term equity incentives, retirement plan contributions and heath and welfare benefits.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($) (a)	Option Awards ($) (b)	Non- Equity Incentive Plan Compensation ($) (c)	All Other Compensation ($) (d)	Total ($)

Michael R. Odell	2011	817,693	660,000	440,000	90,119	42,196	2,050,008
CEO(e)	2010	800,000	600,000	400,000	1,094,424	496,792	3,391,216
	2009	800,000	—	670,073	1,145,600	392,250	3,007,923

Raymond L. Arthur	2011	521,731	150,000	100,000	57,482	29,016	858,229
EVP – CFO	2010	500,000	120,000	80,000	513,012	298,655	1,511,667
	2009	500,000	—	68,885	607,313	317,544	1,493,742

William E. Shull III	2011	345,769	105,000	70,000	38,095	21,880	580,744
EVP – Stores(f)	2010	320,000	96,000	64,000	284,550	157,520	922,070
	2009	320,000	—	68,885	233,208	104,414	726,507

Scott A. Webb	2011	441,923	135,000	90,000	48,689	19,745	735,357
EVP – Merch. & Marketing(g)	2010	400,000	120,000	80,000	355,688	120,547	1,076,235
	2009	400,000	—	68,885	291,510	71,181	831,576

Joseph A. Cirelli	2011	314,235	69,000	46,000	20,773	18,291	468,298
SVP – Corporate Development	2010	302,509	69,000	46,000	186,229	135,601	739,339
	2009	300,020	—	38,748	218,647	121,819	679,234

(a)            Represents the grant date fair value calculated under ASC 718.

(b)            Represents the grant date fair value calculated under ASC 718.

(c)             Represents amounts earned under our Annual Incentive Compensation Plan in the year reported, that were paid, or payable but deferred at the executive officer’s election, in the following fiscal year. For fiscal 2011, the amount reflected for Mr. Odell does not include $30,000 that he was otherwise entitled to receive, but declined.  Such amount, at Mr. Odell’s request, was allocated to an account set aside by Pep Boys to provide associates’ children with educational scholarships and to provide hardship assistance to Pep Boys’ associates.

(d)            For fiscal 2011, consists of the following dollar amounts:

	Odell	Arthur	Shull	Webb	Cirelli

Contributed (company match) under our Deferred Compensation Plan	24,024	11,496	7,619	4,869	4,155

Paid as dividend equivalents on time-based vesting RSUs	1,152	500	180	651	90

Paid as an auto allowance	16,000	16,000	13,500	13,500	13,500

Representing group term life insurance premiums	1,020	1,020	581	725	546

(e)             Mr. Odell joined Pep Boys on September 17, 2007 as Executive Vice President – Chief Operating Officer.  Mr. Odell was appointed interim Chief Executive Officer on May 24, 2008, permanent Chief Executive Officer on September 22, 2008 and President & Chief Executive Officer on June 17, 2010.

(f)              Mr. Shull joined Pep Boys on September 2, 2008 as Senior Vice President – Stores and was promoted to Executive Vice President – Stores on June 17, 2010.

(g)             Mr. Webb joined Pep Boys on September 10, 2007 as Senior Vice President – Merchandising & Marketing and was promoted to Executive Vice President – Merchandising & Marketing on June 17, 2010.

Grants of Plan Based Awards

The following table shows (i) potential payouts under our short-term incentive program assuming specified pre-established corporate objectives were achieved in fiscal 2011 and (ii) the customary annual equity grants made at the beginning of fiscal 2011 in respect of fiscal 2010 service.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(a)				All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Cash Cap ($)	Maximum ($)	of Stock or Units (#)	Underlying Options (#)	Option Awards ($/Sh)	Awards ($) (b)

Michael R. Odell	—	410,000	820,000	1,230,000	1,640,000	—	—	—	—
	03/29/11	—	—	—	—	—	81,331	12.30	440,000
	03/29/11	—	—	—	—	52,885	—	—	660,000

Raymond L. Arthur	—	196,875	393,750	590,625	787,500	—	—	—	—
	03/29/11	—	—	—	—	—	18,484	12.30	100,000
	03/29/11	—	—	—	—	12,019	—	—	150,000

William E. Shull III	—	131,250	262,500	393,750	525,000		—	—	—
	03/29/11	—	—	—	—	—	12,939	12.30	70,000
	03/29/11	—	—	—	—	8,413	—	—	105,000

Scott A. Webb	—	168,750	337,500	506,250	675,000		—	—	—
	03/29/11	—	—	—	—	—	16,636	12.30	90,000
	03/29/11	—	—	—	—	10,817	—	—	135,000

Joseph A. Cirelli	—	70,875	141,750	212,625	283,500		—	—	—
	03/29/11	—	—	—	—	—	8,503	12.30	46,000
	03/29/11	—	—	—	—	5,529	—	—	69,000

(a)               These columns reflect threshold, target, cash cap and maximum amounts that were potentially payable under our Annual Incentive Bonus Plan to our named executive officers if certain corporate targets pre-established by our Compensation Committee were achieved in fiscal 2011.  See “Compensation Discussion and Analysis” for a full discussion of our Annual Incentive Bonus Plan and “Summary Compensation Table” for amounts actually earned in fiscal 2011.

(b)               Represents the grant-date fair value calculated under ASC 718.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows information regarding unexercised stock options and unvested RSUs held by the named executive officers as of January 28, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Yet Vested ($) (a)

Michael R. Odell	6,000	0		14.7750	9/17/2014	—		—
	10,000	0		12.0600	2/28/2015	—		—
	266,666	133,334	(b)	3.1200	2/26/2016	—		—
	31,152	62,306	(c)	10.2700	3/30/2017	—		—
	0	81,331	(d)	12.3000	3/29/2018	—		—
	—	—		—	—	58,027	(e)	700,966
	—	—		—	—	52,885	(f)	638,851

Raymond L. Arthur	100,000	0		9.0950	5/01/2015	—		—
	26,667	13,333	(b)	3.1200	2/26/2016	—		—
	6,230	12,462	(c)	10.2700	3/30/2017	—		—
	0	18,484	(d)	12.3000	3/29/2018	—		—
	—	—		—	—	11,605	(e)	140,188
	—	—		—	—	12,019	(f)	145,190

William E. Shull	2,000	0		9.2550	9/02/2015	—		—
	26,667	13,333	(b)	3.1200	2/26/2016	—		—
	4,984	9,969	(c)	10.2700	3/30/2017	—		—
	0	12,939	(d)	12.3000	3/29/2018	—		—
	—	—		—	—	9,284	(e)	112,151
	—	—		—	—	8,413	(f)	101,629

Scott A. Webb	20,000	0		12.0600	2/28/2015	—		—
	26,667	13,333	(b)	3.1200	2/26/2016	—		—
	6,230	12,462	(c)	10.2700	3/30/2017	—		—
	0	16,636	(d)	12.3000	3/29/2018	—		—
	—	—		—	—	11,605	(e)	140,188
	—	—		—	—	10,817	(f)	130,669

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Yet Vested ($) (a)

Joseph A. Cirelli	20,000	0		16.1250	5/29/2012	—		—
	5,000	0		17.5400	2/25/2012	—		—
	1,500	0		15.8550	2/27/2013	—		—
	2,000	0		15.9650	2/15/2014	—		—
	2,000	0		12.0600	2/28/2015	—		—
	15,000	7,500	(b)	3.1200	2/26/2016	—		—
	3,582	7,166	(c)	10.2700	3/30/2017	—		—
	0	8,503	(d)	12.3000	3/29/2018	—		—
	—	—		—	—	6,673	(e)	80,610
	—	—		—	—	5,529	(f)	66,790

(a)         Based upon the closing price of a share of Pep Boys Stock on January 27, 2012 ($12.08).

(b)         Such options became exercisable on February 26, 2012.

(c)          One-half of such options became/become exercisable on each of March 30, 2012 and 2013.

(d)         One-third of such options became/become exercisable on each of March 29, 2012, 2013 and 2014.

(e)          Such RSUs will vest on February 2, 2013 if the Company achieves certain predetermined performance criteria.

(f)           Such RSUs will vest on February 1, 2014 if the Company achieves certain predetermined performance criteria.

Option Exercises and Stock Vested Table

The following table shows information regarding stock options exercised by the named executive officers and RSUs held by the named executive officers that vested, during fiscal 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(a)

Michael R. Odell	—	—	12,805	132,020
Raymond L. Arthur	—	—	8,334	114,176
William E. Shull III	—	—	2,000	18,180
Scott A. Webb	—	—	10,573	116,039
Joseph A. Cirelli	—	—	3,000	39,150

(a)         Based upon the closing price of a share of Pep Boys Stock on the vesting date(s).

Pension Plans

Qualified Defined Benefit Pension Plan.  We have a qualified defined benefit pension plan for all employees hired prior to February 2, 1992.  Future benefit accruals on behalf of all participants were frozen under this plan as of December 31, 1996.  Benefits payable under this plan are calculated based on the participant’s compensation (base salary plus accrued bonus) over the last five years of the participant’s employment by Pep Boys and the number of years of participation in the plan.  Benefits payable under this plan are not subject to deduction for Social Security or other offset amounts. The maximum annual benefit for any employee under this plan is $20,000.  Mr. Cirelli is the only named executive officer who participated in the qualified defined benefit pension plan in fiscal 2011.  His accrued annualized benefit thereunder, at normal retirement age, is $19,162.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

As explained in our Compensation Discussion and Analysis, set forth below is information regarding benefits under our non-qualified defined contribution plan (our Account Plan) and Deferred Compensation Plan for our named executive officers.  The Account Plan is a retirement plan pursuant to which we make annual contributions based upon a named executive officer’s age and then current compensation.  In order to further assist our named executive officers with their retirement savings, the Deferred Compensation Plan allows participants to defer up to 20% of their annual salary and 100% of their annual bonus.  In order to further encourage share ownership and more directly align the interests of named executive officers with that of our shareholders, the first 20% of an executive’s bonus deferred into Pep Boys Stock is matched by the Company on a one-for-one basis with Pep Boys Stock that vests over three years.

Nonqualified Defined Contribution Plan (our Account Plan)

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Michael R. Odell	—	—	(411)	—	449,346
Raymond L. Arthur	—	—	2,489	—	407,624
William E. Shull	—	—	(335)	—	103,232
Scott A. Webb	—	—	(579)	—	174,971
Joseph A. Cirelli	—	—	1,975	—	143,620

Nonqualified Deferred Compensation Plan

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Michael R. Odell	24,024	24,024	(138,461)	74,291	1,021,260
Raymond L. Arthur	11,496	11,496	(69,252)	19,224	909,338
William E. Shull	7,619	7,619	(17,892)	7,382	438,894
Scott A. Webb	4,869	4,869	11,579	46,696	123,570
Joseph A. Cirelli	17,161	4,153	(14,338)	5,417	274,215

Employment Agreements With Named Executive Officers

Change of Control Agreements.  We have agreements with each named executive officer that become effective upon a change of control of Pep Boys.  Following a change of control, these employment agreements become effective for two years and provide these executives with positions and responsibilities, base and incentive compensation and benefits equal or greater to those provided immediately prior to the change of control.  In addition, we are obligated to pay any excise tax imposed by Section 4999 of the Internal Revenue Code (a parachute payment excise tax) on a change of control payment made to a named executive officer.  A trust agreement has been established to better assure the named executive officers of the satisfaction of Pep Boys’ obligations under their employment agreements following a change of control.  Upon a change of control, all outstanding but unvested stock options and RSUs held by our all of our associates (including the named executive officers) vest and become fully exercisable.  For the purposes of these agreements, a change of control shall be deemed to have taken place if:

•           incumbent directors (those in place on, or approved by two-thirds of those in place on, the date of the execution of the agreements) cease to constitute a majority of our Board;

•           any person becomes the beneficial owner of 20% or more of our voting securities;

•           the consummation of business combination transaction, unless immediately thereafter (1) more than 50% of the voting power of the resulting entity is represented by our shareholders immediately prior to such transaction, (2) no person is the beneficial owner of more than 20% of the resulting entity’s voting securities and (3) at least a majority of the directors of the resulting entity were incumbent directors;

•           a sale of all or substantially all of our assets;

•           the approval of a complete liquidation or dissolution of Pep Boys; or

•           such other events as the Board may designate.

Non-Competition Agreements.  In exchange for a severance payment equal to one year’s base salary upon the termination of their employment without cause, each of our named executive officers has agreed to customary covenants regarding, competition and confidentiality during their employment and for one year thereafter.

Potential Payments Upon Termination or Change of Control

The following table shows information regarding the payments and benefits that each named executive officer would have received under his Non-Competition Agreement assuming that he was terminated without cause as of January 28, 2012.

Name	Cash Payment ($)

Michael R. Odell	820,000
Raymond L. Arthur	525,000
William E. Shull III	350,000
Scott A. Webb	450,000
Joseph A. Cirelli	315,020

The following table shows information regarding the payments and benefits that each named executive officer would have received under his Change of Control Agreement assuming that he was terminated immediately upon a change of control as of January 29, 2012.  In accordance with the terms of our Change of Control Agreements, the two times multiple set forth in the following table is reduced by 1/24th for each month that a named executive officer remains employed by the Company following a change of control (e.g. a named executive terminated twelve months following a change of control would receive half of the amounts set forth in the table).

Name	2X Base Salary ($)	2X Target Bonus ($)	2X Account Plan Contributions ($)	2X Health and Welfare Benefits ($)	Value of Accelerated Vesting of Outstanding Equity Awards ($)(a)	Total ($)

Michael R. Odell	1,640,000	1,640,000	524,800	75,225	2,647,263	6,527,288
Raymond L. Arthur	1,050,000	787,500	294,000	59,820	427,398	2,618,718
William E. Shull	700,000	455,000	115,500	58,160	351,287	1,679,947
Scott A. Webb	900,000	585,000	237,600	60,187	412,878	2,195,665
Joseph A. Cirelli	630,000	283,500	146,160	46,538	227,571	1,333,769

(a)   Represents the value of the accelerated vesting of all “in the money” stock options and RSUs at the closing price of a share of PBY Stock on January 27, 2012 ($12.08).

(ITEM 2) ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act, we are seeking advisory shareholder approval of the compensation of our named executive officers as disclosed in the section of this proxy statement titled “EXECUTIVE COMPENSATION.”  Shareholders are being asked to vote on the following advisory resolution:

Resolved, that the compensation of Pep Boys’ named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion is hereby approved.

The compensation of our named executive officers is based on a design that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that, the Compensation Committee and the full Board believe, promote the creation of long-term shareholder value.  As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance based compensation, the terms of our Annual Incentive Bonus Program and long-term incentive awards, as well as the terms of our employment agreements with the named executive officers, are all designed to enable Pep Boys to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The Compensation Committee and the full Board believe that the design of our executive compensation program and the compensation awarded to named executive officers thereunder, fulfill this objective.

Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation program implements our compensation philosophy.

Although the vote is non-binding, the Compensation Committee and full Board will review the voting results in connection with their ongoing evaluation of our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR”
APPROVAL OF THE FOREGOING ADVISORY RESOLUTION

(ITEM 3)      PROPOSAL TO RATIFY THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of Deloitte & Touche LLP to serve as our independent registered public accounting firms with respect to the consolidated financial statements of Pep Boys and its subsidiaries for fiscal 2012.  Deloitte & Touche LLP served as our independent registered public accounting firm for fiscal 2011.

A representative of Deloitte & Touche LLP is expected to be present at the meeting and will have the opportunity to make a statement if he or she desires to do so.  The representative is also expected to be available to respond to appropriate questions of shareholders.

If the shareholders do not ratify the appointment of Deloitte & Touche LLP, another independent registered public accounting firm recommended by the Audit Committee will be considered by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR”

THE RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(ITEM 4)      SHAREHOLDER PROPOSAL REGARDING

REQUIRING OUR EXECUTIVE OFFICERS TO RETAIN PEP BOYS STOCK

FOLLOWING THE TERMINATION OF THEIR EMPLOYMENT

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278 has notified us that he intends to introduce the following resolution at the meeting:

Executives to Retain Significant Stock

“RESOLVED, Shareholders urge that our executive pay committee adopt a policy requiring that senior executives retain a significant percentage of stock acquired through equity pay programs until one-year following the termination of their employment and to report to shareholders regarding this policy before our next annual shareholder meeting.

Shareholders recommend that a percentage of at least 44% of net after-tax stock be required.  This policy shall apply to future grants and awards of equity pay and should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to executives.  This proposal asks for a retention policy starting as soon as possible.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans after employment termination would focus our executives on our company’s long-term success.  A Conference Board Task Force report on executive pay stated that at least hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

The merit of this proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to make our company more competitive:

The Corporate Library, an independent investment research firm, rated our company “Moderate Concern” in Executive Pay - only 48% of executive pay was incentive based.

The corporate Library said our executive pay committee had the discretion to increase executive bonuses regardless of an attainment of relevant goals.  Furthermore, long-term incentive pay consisted of time-based equity pay in the form of market-priced stock options and restricted stock units.  Equity pay given for long-term incentive pay is effective only if it includes performance-vesting conditions.”

Please encourage our board to respond positively to this proposal:

Executives to Retain Significant Stock - Yes on Item 4.”

PEP BOYS’ STATEMENT IN OPPOSITION TO THE FOREGOING SHAREHOLDER PROPOSAL

Through the efforts of its Compensation Committee, the Board of Directors has adopted an executive compensation program, which it believes plays a material role in our ability to drive strong financial results and to attract and retain a highly experienced and successful management team.  An average of 61% (73% for our President & CEO) of our named executive officers’ compensation is “at-risk” compensation that is only earned and paid if pre-established performance levels are achieved.  The stock-based compensation (options, performance-based restricted stock units (PSUs) and the Company match portion of our deferred compensation plan) are already structured to incentivize our executive officers to prioritize the long-term performance of the Company.  All such awards are subject to three-year vesting periods and their value is derived entirely from the Company’s performance over such vesting periods.

In addition, our executive officers are subject to share ownership guidelines pursuant to which they are expected to hold Pep Boys Stock with a value equal to the following multiples of their annual salary: President & Chief Executive Officer 5x; Executive Vice President 3x; Senior Vice President 2x; and Vice President 1x.  Our executive officers are also subject to a recoupment policy, pursuant to which all or a part of previously paid performance compensation is subject to being recovered by the Company in certain situations.  Furthermore, our executive officers are already prohibited from entering into hedging transactions involving Pep Boys Stock.

For further detail regarding our executive compensation program see the preceding discussion under, “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis” included in this Proxy Statement.

Accordingly, the Board does not believe the extraordinary step of requiring the Company’s executive officers to retain Pep Boys Stock following the termination of employment is necessary to secure their focus on the Company’s long-term stock price performance.  In fact, the Board believes that such a policy would be viewed by our executive officers as punitive in nature.  A stock retention requirement that continues for a year after an executive is no longer employed by the Company, such as the one proposed, could lessen the incentive value of equity awards or, worse, motivate executive officers who have been successful in enhancing shareholder value to leave the Company or retire earlier than they otherwise would have, in order to be able to share in the value they helped create.  The proposal would effectively require a “lock-up” of a significant portion of an executive’s stock, which, since equity compensation is a significant element of compensation for our executive officers, represents a substantial proportion of their net worth. Accordingly, the proposal would undermine the effectiveness of our compensation program and our ability to attract, retain and motivate highly qualified and effective executives.

For these reasons we believe that this shareholder proposal is not in the best interests of the Company or its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“AGAINST”

SHAREHOLDER PROPOSAL REGARDING

REQUIRING OUR EXECUTIVE OFFICERS TO RETAIN PEP BOYS STOCK

FOLLOWING THE TERMINATION OF THEIR EMPLOYMENT

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% holders to file initial reports of ownership and reports of changes in ownership of Pep Boys Stock.  Based solely upon a review of copies of such reports, we believe that during fiscal 2011, our directors, executive officers and 10% Holders complied with all applicable Section 16(a) filing requirements.  On June 12, 2012, Ms. Scaccetti filed an untimely Form 4 on account of three open market purchase transactions of an aggregate of 2,000 shares of Pep Boys Stock.

COST OF SOLICITATION OF PROXIES

The expense of the solicitation of the proxies, including the cost of preparing and distributing material, the handling and tabulation of proxies received and charges of brokerage houses and other institutions in forwarding such documents to beneficial owners, will be paid by us.  In addition to the mailing of the proxy materials, solicitations may be made in person or by telephone by our directors, officers or employees or independent parties engaged to solicit proxies.

PROPOSALS OF SHAREHOLDERS

All proposals which any shareholder wishes to present at the 2013 Annual Meeting and to have included in the Board of Directors’ proxy materials relating to that meeting must be received no later than December 30, 2012.  Such proposals should be sent to:

Pep Boys

3111 West Allegheny Avenue

Philadelphia, PA 19132

Attention: Secretary

Any shareholder proposal that does not comply with the applicable requirements of rule 14a-8 under the Securities Exchange Act of 1934 will not be included in the Board of directors’ proxy materials for the 2013 Annual Meeting.

Our bylaws provide an alternative procedure for submitting shareholder proposals.  While a shareholder proposal submitted in accordance with the following procedures may be presented at a meeting, such proposal is not required to be included in any Board of Directors’ proxy materials relating to that meeting.  In order to present an item of business at a shareholders’ meeting, a shareholder’s notice must be received by us not less than 50 nor more than 75 days prior to the date of the scheduled shareholders’ meeting.  If the public announcement of the holding of the shareholders’ meeting was given less than 65 days prior to the date of such meeting, then a shareholder’s notice received by us within ten days of the date of such public announcement will be considered timely.  The shareholder’s notice should be sent to:

Pep Boys

3111 West Allegheny Avenue

Philadelphia, PA 19132

Attention: Secretary

The shareholder’s notice shall set forth all of the following information:

•             the name and address of the shareholder;

•             a representation that the shareholder intends to appear in person or by proxy at the meeting; and

•             a general description of each item of business proposed to be brought before the meeting.

The presiding officer of the meeting may refuse to consider any business attempted to be brought before any shareholder meeting that does not comply with these procedures.

ANNUAL REPORT ON FORM 10-K

WE WILL PROVIDE, FREE OF CHARGE, UPON THE WRITTEN REQUEST OF ANY PERSON SOLICITED BY THE PROXY STATEMENT, A COPY OF OUR ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR OUR MOST RECENT FISCAL YEAR.  SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO:

Pep Boys

3111 West Allegheny Avenue

Philadelphia, PA 19132

Attention: Secretary

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. THE PEP BOYS - MANNY, MOE & JACK 3111 WEST ALLEGHENY AVENUE PHILADELPHIA, PA 19132 M48445-P29042 THE PEP BOYS - MANNY, MOE & JACK The Board of Directors recommends you vote FOR the following proposals: Abstain Against For Abstain Against For The Board of Directors recommends you vote AGAINST the following proposal: 1. Election of Directors 4. A shareholder proposal regarding requiring our executive officers to retain Pep Boys Stock following the termination of their employment, if presented by its proponent. 1a. Jane Scaccetti 1b. John T. Sweetwood NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1c. M. Shân Atkins 1d. Robert H. Hotz 1e. James A. Mitarotonda 1f. Nick White 1i. Michael R. Odell 2. An advisory resolution on executive compensation. 3. The ratification of the appointment of our independent registered public accounting firm. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M48446-P29042 THE PEP BOYS - MANNY, MOE & JACK Annual Meeting of Shareholders September 12, 2012 9:00 AM This proxy is solicited on behalf of the Board of Directors The undersigned shareholder of The Pep Boys - Manny, Moe & Jack, a Pennsylvania corporation (the "Company"), hereby appoint(s) Brian D. Zuckerman and Bernard K. Mcelroy, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2012 Annual Meeting of Shareholders of the Company, and any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The undersigned hereby revokes all previous proxies and acknowledges receipt of the Notice of the Annual Meeting of Shareholders to be held on September 12, 2012 and the Proxy Statement. THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, FOR PROPOSAL NUMBER 2, FOR PROPOSAL NUMBER 3 AND AGAINST PROPOSAL NUMBER 4 AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OF ANY POSTPONEMENT OR ADJOURNMENT THEREOF. Continued and to be signed on reverse side

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on September 12, 2012. Meeting Information THE PEP BOYS - MANNY, MOE & JACK Meeting Type: Annual Meeting For holders as of: July 13, 2012 Date: September 12, 2012 Time: 9:00 AM Location: Pep Boys Store Support Center 3111 W. Allegheny Avenue Philadelphia, PA 19132 You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. THE PEP BOYS - MANNY, MOE & JACK 3111 WEST ALLEGHENY AVENUE PHILADELPHIA, PA 19132 M48450-P29042 See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: Proxy Materials Available to VIEW or RECEIVE: NOTICE AND PROXY STATEMENT ANNUAL REPORT How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. XXXX XXXX XXXX XXXX XXXX XXXX Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before August 29, 2012 to facilitate timely delivery. M48451-P29042 How To Vote Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. XXXX XXXX XXXX

Voting Items The Board of Directors recommends you vote FOR the following proposals: 1. Election of Directors The Board of Directors recommends you vote AGAINST the following proposal: 1a. Jane Scaccetti 4. A shareholder proposal regarding requiring our executive officers to retain Pep Boys Stock following the termination of their employment, if presented by its proponent. 1b. John T. Sweetwood 1c. M. Shân Atkins NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1d. Robert H. Hotz 1e. James A. Mitarotonda 1f. Nick White 1i. Michael R. Odell 2. An advisory resolution on executive compensation. 3. The ratification of the appointment of our independent registered public accounting firm. M48452-P29042

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